EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Contact:
Timothy Bonang
Manager of Investor Relations
(617) 796-8350
www.snhreit.com

SNH Announces Results For the Periods Ended September 30, 2005

Newton, MA (October 31, 2005): Senior Housing Properties Trust (NYSE: SNH) today announced its financial results for the quarter ended September 30, 2005.

Results for the quarter ended September 30, 2005:

Income from continuing operations and net income was $14.1 million, or $0.21 per share, for the quarter ended September 30, 2005, compared to $12.9 million, or $0.20 per share for the quarter ended September 30, 2004.

Funds from operations (FFO) for the quarter ended September 30, 2005 were $25.9 million, or $0.38 per share. This compares to FFO for the quarter ended September 30, 2004 of $23.4 million, or $0.37 per share.

The weighted average number of common shares outstanding totaled 68.5 million and 63.5 million for the quarters ended September 30, 2005 and 2004, respectively.

Results for the nine months ended September 30, 2005:

Income from continuing operations was $42.3 million, or $0.62 per share, for the nine months ended September 30, 2005, compared to $39.0 million, or $0.62 per share for the nine months ended September 30, 2004. Net income was $43.0 million, or $0.63 per share, for the nine months ended September 30, 2005, compared to $40.2 million, or $0.64 per share, for the same period last year.

Funds from operations (FFO) for the nine months ended September 30, 2005 were $77.1 million, or $1.13 per share. This compares to FFO for the nine months ended September 30, 2004 of $70.4 million, or $1.12 per share.

The weighted average number of common shares outstanding totaled 68.5 million and 63.1 million for the nine months ended September 30, 2005 and 2004, respectively.

Conference Call:

On Monday, October 31, 2005, at 1:00 p.m. EST, David J. Hegarty, president and chief operating officer, and John R. Hoadley, treasurer and chief financial officer, will host a conference call to discuss the results for the quarter ended September 30, 2005. The conference call telephone number is (877) 502-9276. Participants calling from outside the United States and Canada should dial (913) 981-5591. No pass code is necessary to access the call from either number. Participants should dial in about 15 minutes prior to the scheduled start of the call. A replay of the conference call will be available through November 4, 2005. To hear the replay, dial (719) 457-0820. The replay pass code is 2346392.

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A live audio web cast of the conference call will also be available in listen only mode on the SNH web site. Participants wanting to access the webcast should visit the web site about five minutes before the call. The archived webcast will be available for replay on the SNH web site for about one week after the call.

Supplemental Data:

A copy of SNH’s Third Quarter 2005 Supplemental Operating and Financial Data is available for download from the SNH web site, which is located at www.snhreit.com.

Senior Housing Properties Trust is a real estate investment trust, or REIT, that owns 184 senior living properties located in 32 states. SNH is headquartered in Newton, Massachusetts.

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Senior Housing Properties Trust

Financial Information

(in thousands, except per share data)

Income Statement:

	Quarter Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenues:
Rental income(1)	$39,506	$35,426	$117,489	$105,444
Interest and other income(2)	738	318	1,588	2,349

Total revenues	40,244	35,744	119,077	107,793

Expenses:
Interest	11,911	10,285	34,585	30,910
Depreciation	10,923	9,743	32,428	29,015
General and administrative(1)	3,281	2,797	9,762	8,858

Total expenses	26,115	22,825	76,775	68,783

Income from continuing operations	14,129	12,919	42,302	39,010
Gain on sale of properties	-	-	717	1,219

Net income	$14,129	$12,919	$43,019	$40,229

Weighted average shares outstanding	68,543	63,477	68,525	63,102

Per share data:
Income from continuing operations	$0.21	$0.20	$0.62	$0.62

Net income	$0.21	$0.20	$0.63	$0.64

Balance Sheet:

	At September 30, 2005	At December 31, 2004

Assets
Real estate properties	$1,632,013	$1,600,952
Less accumulated depreciation	231,118	199,232

	1,400,895	1,401,720
Cash and cash equivalents	1,856	3,409
Restricted cash	2,501	6,176
Deferred financing fees, net	11,312	9,367
Other assets	23,839	27,058

Total assets	$1,440,403	$1,447,730

Liabilities and Shareholders’ Equity
Unsecured revolving bank credit facility	$59,000	$37,000
Senior unsecured notes, net of discount	393,898	393,775
Junior subordinated debentures due 2041	28,241	28,241
Secured debt and capital leases	70,618	76,162

Total debt	551,757	535,178
Other liabilities	20,560	21,885

Total liabilities	572,317	557,063
Shareholders’ equity	868,086	890,667

Total liabilities and shareholders’ equity	$1,440,403	$1,447,730

(1)

Rental income for the quarter and nine months ended September 30, 2005, includes $2.2 million and $6.6 million, respectively, of income from two hospitals operated by HealthSouth Corporation, or HealthSouth. Effective January 2, 2002, we entered an amended lease with HealthSouth for two hospitals. In April 2003, we commenced a lawsuit against HealthSouth seeking, among other matters, to reform the amended lease, based upon HealthSouth’s fraud, by increasing the rent payable to us from January 2, 2002 until the termination or expiration of the amended lease. This litigation is pending at this time. On October 26, 2004, we terminated the amended lease for default because HealthSouth failed to deliver to us accurate and timely financial information as required by the amended lease. On November 2, 2004, HealthSouth brought a new lawsuit against us seeking to prevent our termination of the amended lease. On September 25, 2005, the court ruled that our termination was proper and we have begun work to identify and qualify a new tenant operator for the hospitals.

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HealthSouth will likely appeal the court’s decision that our lease termination was proper. We believe our lease with HealthSouth requires that, after termination, HealthSouth manage the hospitals for our account for a management fee during the period of the transition to a new tenant and remit the net cash flow to us. During the pendency of these disputes, HealthSouth has continued to pay us at the disputed rent amount and we have applied the payments received against the net cash flow due, but we do not know how long HealthSouth may continue to make payments. According to affidavits submitted during this litigation by HealthSouth, the leased hospitals produced cash flow in prior periods of approximately $14 million per year in excess of amounts paid by HealthSouth to us. We do not know the cash flow currently being produced by these hospitals. The court has also granted our request to sequester the net cash proceeds of the hospitals and appointed a receiver to calculate and hold these amounts until the litigation is concluded. HealthSouth disputes that the court order requires the sequestration of cash flow from the date of the lease termination to the present. On June 27, 2005, HealthSouth filed with the SEC a restated Annual Report on Form 10-K for periods ending December 31, 2003. HealthSouth’s restated Form 10-K includes financial data which shows HealthSouth to have a substantial negative net worth and a history of substantial operating losses. To date we have been unable to obtain reliable current financial information about the operations of HealthSouth or our hospitals. Accordingly, we do not know if we will be able to collect any amounts which the courts may determine to be owed to us by HealthSouth. Legal expenses incurred related to this matter were approximately $350,000 and $1,240,000, respectively, for the quarter and nine months ended September 30, 2005 and $75,000 and $125,000, respectively, for the quarter and nine months ended September 30, 2004, and are included in general and administrative expenses.

(2)	Included in interest and other income for the nine months ended September 30, 2004 is $1.25 million received in a settlement of litigation with Marriott International, Inc.

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Senior Housing Properties Trust

Funds From Operations

(in thousands, except per share data)

Calculation of Funds From Operations (FFO) (1):

	Quarter Ended September 30,		Nine Months Ended September 30,

	2005	2004	2005	2004

Income from continuing operations	$14,129	$12,919	$42,302	$39,010
Add: Depreciation expense	10,923	9,743	32,428	29,015
Deferred percentage rent(2)	812	775	2,402	2,409

FFO	$25,864	$23,437	$77,132	$70,434

Weighted average shares outstanding	68,543	63,477	68,525	63,102

FFO per share	$0.38	$0.37	$1.13	$1.12

Distributions declared	$0.32	$0.32	$0.96	$0.94

(1)

We compute FFO as shown in the calculation above. Our calculation of FFO differs from the National Association of Real Estate Investment Trusts, or NAREIT, definition of FFO because we include deferred percentage rent in FFO as discussed in Note 2 below. We consider FFO to be an appropriate measure of performance for a real estate investment trust, or REIT, along with net income and cash flow from operating, investing and financing activities. We believe that FFO provides useful information to investors because by excluding the effects of certain historical costs, such as depreciation expense and gain or loss on sale of properties, FFO can facilitate comparison of current operating performance among REITs. FFO does not represent cash generated by operating activities in accordance with generally accepted accounting principles, or GAAP, and should not be considered an alternative to net income or cash flow from operating activities as a measure of financial performance or liquidity. FFO is one important factor considered by our board of trustees in determining the amount of distributions to shareholders. Other important factors include, but are not limited to, requirements to maintain our status as a REIT, limitations in our revolving bank credit facility and public debt covenants, the availability of debt and equity capital to us and our expectation of our future performance.

(2)

We recognize percentage rental income received during the first, second and third quarters in the fourth quarter. Although recognition of revenue is deferred until the fourth quarter for purposes of calculating net income, the calculation of FFO for the first three quarters includes estimated amounts with respect to those periods. The fourth quarter FFO calculation excludes the amounts recognized during the first three quarters.

WARNING CONCERNING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE CONTAINS FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER FEDERAL SECURITIES LAWS. THESE STATEMENTS REPRESENT OUR PRESENT BELIEFS AND EXPECTATIONS, BUT THEY MAY NOT OCCUR FOR VARIOUS REASONS. FOR EXAMPLE:

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THIS PRESS RELEASE REPORTS A DECISION BY A MASSACHUSETTS TRIAL COURT THAT OUR TERMINATION OF HEALTHSOUTH’S LEASE OF TWO HOSPITALS WAS PROPER. HEALTHSOUTH MAY APPEAL THIS DECISION AND HEALTHSOUTH’S APPEAL MAY BE SUCCESSFUL.

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THIS PRESS RELEASE STATES THAT THE LEASE REQUIRES HEALTHSOUTH TO CONTINUE OPERATIONS OF THE HOSPITALS DURING THE PERIOD OF TRANSITION TO A NEW TENANT. HEALTHSOUTH MAY BE UNWILLING OR UNABLE TO CONTINUE ITS OPERATIONS. IN SUCH CIRCUMSTANCES, WE MAY SEEK DAMAGES FROM HEALTHSOUTH AND TO CONTINUE THE HOSPITALS’ OPERATIONS WITH APPROPRIATE REGULATORY APPROVALS, BUT WE MAY BE UNABLE TO COLLECT SUCH DAMAGES FROM HEALTHSOUTH OR TO CONTINUE THE HOSPITALS’ OPERATIONS.

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THIS PRESS RELEASE STATES THAT THE COURT GRANTED OUR REQUEST TO HAVE THE CASH FLOW FROM THE HOSPITALS SEQUESTERED AND APPOINTED A RECEIVER TO CALCULATE AND HOLD THESE AMOUNTS. ONE IMPLICATION OF THIS STATEMENT IS THAT SOME OF THIS CASH FLOW MAY BE PAID TO US. HOWEVER, HEALTHSOUTH’S HISTORICAL STATEMENTS ABOUT ITS CASH FLOW HAVE BEEN INACCURATE AND THE EXISTENCE AND AMOUNT OF CASH FLOW FROM THE HOSPITALS WHICH WE OWN AND WHICH HEALTHSOUTH OPERATES MAY NOT BE ACCURATELY STATED. HEALTHSOUTH DISPUTES THAT THE COURT ORDER REQUIRES THE SEQUESTRATION OF CASH FLOW FROM THE DATE OF THE LEASE TERMINATION TO THE PRESENT; AND WE INTEND TO SEEK CLARIFICATION FROM THE COURT ON THIS ISSUE.

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THIS PRESS RELEASE REFERS TO A SECOND LITIGATION IN WHICH WE ARE SEEKING TO COLLECT INCREASED RENT FROM HEALTHSOUTH BETWEEN JANUARY 2002 AND THE TERMINATION OF OUR LEASE WITH HEALTHSOUTH. THE FACT THAT WE HAVE RECEIVED A FAVORABLE RULING IN A SEPARATE LITIGATION ABOUT THE LEASE TERMINATION MAY IMPLY THAT WE WILL ALSO SUCCEED IN THIS INCREASED RENT LITIGATION. HOWEVER, THE LEASE DEFAULTS IN THE LEASE TERMINATION LITIGATION ARE SOMEWHAT DIFFERENT FROM THE FRAUDULENT INDUCEMENT CLAIMS PENDING IN THE RENT INCREASE LITIGATION. ALSO, THESE CASES ARE PENDING IN DIFFERENT COURTS. WE BELIEVE OUR RENT INCREASE CLAIMS ARE VALID. HOWEVER, THOSE CLAIMS HAVE NOT BEEN DETERMINED AND THE FACT THAT WE HAVE RECEIVED A FAVORABLE RULING REGARDING THE LEASE TERMINATION MAY NOT MEAN WE WILL SUCCEED IN THIS SECOND CASE.

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THE IMPLICATION OF THESE FORWARD LOOKING STATEMENTS MAY BE THAT WE WILL EVENTUALLY RECEIVE MORE INCOME FROM OUR OWNERSHIP OF THE TWO HOSPITALS THAN THE $8.7 MILLION PER YEAR BEING PAID BY HEALTHSOUTH SINCE JANUARY 2002. HOWEVER, THIS IMPLICATION MAY NOT BE REALIZED FOR MANY DIFFERENT REASONS: THE COURTS MAY NEVER ORDER HEALTHSOUTH TO PAY ANY INCREASED AMOUNTS. EVEN IF THE COURTS ORDER HEALTHSOUTH TO PAY AN INCREASED AMOUNT, HEALTHSOUTH MAY BE UNABLE TO DO SO. WE MAY BE UNABLE TO IDENTIFY A NEW TENANT FOR THESE HOSPITALS WHO OBTAINS APPROPRIATE LICENSES AND WHO IS WILLING OR ABLE TO PAY INCREASED RENTS. THE FINANCIAL RESULTS OF THE HOSPITALS’ OPERATIONS MAY DECLINE AND THIS DECLINE MAY BE MATERIAL. IN FACT, HEALTHSOUTH MAY CEASE PAYING THE $8.7 MILLION PER YEAR WHICH IT HAS HISTORICALLY PAID TO US UNTIL A NEW OPERATOR ASSUMES THE OPERATIONS.

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LITIGATION IS EXPENSIVE. SINCE THE CURRENT LITIGATIONS BETWEEN US AND HEALTHSOUTH BEGAN IN APRIL 2003, WE HAVE SPENT APPROXIMATELY $1.5 MILLION IN LITIGATION COSTS. THE EXPENSE OF THESE LITIGATIONS HAS BEEN SOMEWHAT CONCENTRATED DURING THE PAST 12 MONTHS. WE EXPECT THAT THESE EXPENSES WILL CONTINUE AND MAY INCREASE SO LONG AS THE LITIGATIONS CONTINUE. MOREOVER, WE ARE UNABLE TO PROVIDE ANY PROJECTIONS AS TO WHEN THESE LITIGATIONS MAY END OR THE AMOUNTS OF FUTURE LITIGATION COSTS.

FOR ALL OF THE FOREGOING REASONS YOU ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON FORWARD LOOKING STATEMENTS IN THIS PRESS RELEASE. EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW, WE DO NOT INTEND TO IMPLY THAT WE WILL RELEASE PUBLICLY THE RESULT OF ANY REVISION TO THE FORWARD LOOKING STATEMENTS CONTAINED IN THIS PRESS RELEASE TO REFLECT THE FUTURE OCCURRENCE OF PRESENTLY UNANTICIPATED EVENTS.

(END)

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